Exhibit 99.1

Spark Therapeutics Reports Full Year 2014 Financial Results

PHILADELPHIA, Penn., March 18, 2015 — Spark Therapeutics (NASDAQ: ONCE) today announced financial results for the year ended December 31, 2014.

“Following our successful initial public offering in January, we are well-positioned to advance the development of our pipeline of one-time, potentially curative gene therapy treatments. Importantly, we are building on the clinical data generated to date in our lead program, SPK-RPE65, which targets a group of rare blinding conditions known as inherited retinal dystrophies (IRDs) and which is in a fully enrolled Phase 3 clinical trial,” said Jeffrey D. Marrazzo, Co-founder and Chief Executive Officer of Spark. “This should be an exciting year for Spark, as we look forward to reporting top line data from the Phase 3 trial and expect to initiate a Phase 1/2 trial of the lead vector in our SPK-FIX hemophilia B program in collaboration with Pfizer. In addition, we will continue enrolling subjects in our Phase 1/2 trial of SPK-CHM, our second IRD program, for the potential treatment of choroideremia.”

Financial Results

As of December 31, 2014, Spark had cash and cash equivalents of $74.6 million. Subsequently, in February 2015, the Company raised net proceeds of $169.2 million from an initial public offering after deducting underwriting discounts and commissions as well as offering expenses. Spark believes that the net proceeds from the offering, plus our existing cash and cash equivalents, will be sufficient to fund our operations into 2018.

In the year ended December 31, 2014, we recognized $0.6 million of revenue associated with our Pfizer and Genable agreements. We reported no revenues for the period from March 13, 2013 (inception) to December 31, 2013.

Our research and development expenses for the period March 13, 2013 (inception) to December 31, 2013 were $4.9 million and for the year ended December 31, 2014 were $16.4 million. The $11.5 million increase was due to a $7.4 million increase in internal research and development expenses due to increased headcount and a $4.0 million increase in external research and development. The increase in external research and development expenses primarily relates to clinical trials for SPK-RPE65, SPK-CHM and a predecessor product candidate under our SPK-FIX program, as well as preclinical studies for our SPK-CHM and SPK-FIX programs and research and development of other product candidates.

Our general and administrative expenses for the period March 13, 2013 (inception) to December 31, 2013 were $2.4 million and for the year ended December 31, 2014 were $7.9 million. General and administrative expenses consisted primarily of salaries and related costs, including stock-based compensation, legal and patent costs and other professional fees. The $5.5 million increase primarily was due to increased headcount in 2014.

Our net loss for the year ended December 31, 2014 was $24.3 million, as compared with a net loss of $57.3 million for the period from March 13, 2013 (inception) to December 31, 2013, which included a charge of $50.0 million for acquired in-process research and development.

As of March 13, 2015, the Company had 24.5 million shares outstanding.

2014 and Recent Highlights

During the past 15 months we have made substantial progress both in advancing our product portfolio as well as in strengthening our business. Highlights include the following:

•	SPK-RPE65: We completed enrollment in the Phase 3 clinical trial of SPK-RPE65, our product candidate intended for the treatment of RPE65-mediated IRDs. Additionally, all nine subjects in the control arm have now crossed over and been treated. SPK-RPE65 has received orphan product designation in both the United States and the European Union (EU), and recently was awarded breakthrough therapy designation by the U.S. Food and Drug Administration for the treatment of nyctalopia in patients with Leber’s congenital amaurosis (LCA) due to RPE65 mutations. We are on track to report results of the Phase 3 trial in the second half of 2015.

•	SPK-CHM: Recently, we began enrolling and dosing subjects in our Phase 1/2 clinical trial of SPK-CHM, our product candidate for the treatment of choroideremia, an IRD that affects approximately 12,500 males in the United States and the five largest European markets. SPK-CHM uses the same vector design, administration method and manufacturing process as SPK-RPE65, and we currently plan to treat ten subjects in this dose-escalation trial. SPK-CHM has been granted orphan product designation in the United States and the EU.

•	SPK-FIX: In December 2014, we entered into a global collaboration agreement with Pfizer for the development and commercialization of product candidates in our SPK-FIX program for the treatment of hemophilia B. Under the collaboration, we received an upfront payment of $20.0 million and are eligible to receive up to $260 million in milestone payments and royalties calculated as a low-teen percentage of net product sales. Pfizer and we expect to initiate a Phase 1/2 clinical trial of the lead product candidate in the SPK-FIX program in the first half of 2015.

•	Capital: Within the past twelve months we have raised gross proceeds of approximately $258 million through the sale of $72.8 million in Series B convertible preferred stock in May 2014 and our $185.2 million initial public offering of common stock in February 2015. We estimate that our current cash position is sufficient to fund our operations into 2018.

•	Human Capital: We have made a substantial investment in human capital - a critical component of our success - increasing our headcount from five in early 2014 to over 50 today. Notable additions include leaders in commercial operations, finance, regulatory affairs, technical operations, technical development, business development, human resources, translational research, pharmacology/toxicology, regulatory CMC, quality assurance, clinical operations, discovery research and medical affairs.

•	Facilities: In October 2014 we moved into a 28,000 square foot facility designed to meet the needs of our fully integrated gene therapy platform. Our new space includes cGMP manufacturing suites, quality assurance and research laboratories as well as office space.

About Spark Therapeutics

Spark is a gene therapy leader seeking to transform the lives of patients suffering from debilitating genetic diseases by developing one-time, life-altering treatments. Spark’s initial focus is on treating orphan diseases where no, or only palliative, therapies exist. Spark’s most advanced product candidate, SPK-RPE65, which has received both breakthrough therapy and orphan product designation, is in a fully enrolled pivotal Phase 3 clinical trial for the treatment of rare blinding conditions. Spark is leveraging the experience and technology utilized in the development of SPK-RPE65 to address a broad spectrum of blinding conditions, starting with the development of SPK-CHM for the potential treatment of choroideremia, currently in a Phase 1/2 clinical trial. Spark also is establishing a pipeline of gene therapy candidates to treat hematologic disorders and neurodegenerative diseases, including through a global collaboration with Pfizer Inc. around the development and commercialization of its SPK-FIX program for the treatment of hemophilia B. Spark’s integrated gene therapy platform builds on two decades of research, development and manufacturing at The Children’s Hospital of Philadelphia, including human trials conducted across diverse therapeutic areas and routes of administration. To learn more, please visit www.sparktx.com.

Cautionary Note on Forward-looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial condition and results of operations, the sufficiency of its cash, cash equivalents and marketable securities, as well as the advancement of the Company’s product candidates and clinical studies and anticipated milestones for 2015. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that: (i) the results of our Phase 3 clinical trial for SPK-RPE65 may be insufficient to support further development of that product candidate; (ii) the data from our Phase 3 clinical trial of SPK-RPE65 may not support a label for the treatment of RPE65-mediated IRDs other than LCA; (iii) our product candidate, SPK-CHM, will not demonstrate sufficient clinical data to warrant continued development; (iv) that our collaboration with Pfizer will not be successful; and (v) any one or more of our product candidates in preclinical or clinical development will not successfully be developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in our most recent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Spark undertakes no duty to update this information unless required by law.

Investor Relations

Spark Therapeutics, Inc.

Stephen W. Webster

Chief Financial Officer

(888) 772-7560

or

Media Contact

Feinstein Kean Healthcare

Jessica Rowlands

(202) 729-4089

Spark Therapeutics, Inc.

Statements of Operations

(Unaudited)

	Period from March 13, 2013 (inception) to December 31, 2013	Year ended December 31, 2014

Revenues	$—	$633,932
Operating expenses:
Research and development	4,897,152	16,351,005
Acquired in-process research and development	50,000,000	750,000
General and administrative	2,380,645	7,863,256

Total operating expenses	57,277,797	24,964,261

Loss from operations	(57,277,797)	(24,330,329)
Interest income	—	5,520

Net loss	$(57,277,797)	$(24,324,809)

Preferred stock dividends	—	(707,342)

Net loss applicable to common stockholders	$(57,277,797)	$(25,032,151)

Basic and diluted net loss per common share	$(8.44)	$(4.64)

Weighted average basic and diluted common shares outstanding	6,788,396	5,397,599

Unaudited pro forma net loss		$(24,324,809)

Unaudited pro forma basic and diluted net loss per common share		$(2.05)

Unaudited pro forma weighted average basic and diluted common shares outstanding		11,894,230

Spark Therapeutics, Inc.

Balance Sheets

(Unaudited)

	December 31, 2013	December 31, 2014
Assets

Current assets:
Cash and cash equivalents	$—	$74,566,963
Receivable from related party	4,861,285	—
Other receivables	—	244,393
Prepaid expenses and deferred financing costs	—	2,551,912

Total current assets	4,861,285	77,363,268
Property and equipment, net	—	12,674,372
Other assets	—	408,211

Total assets	$4,861,285	$90,445,851

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$—	$2,676,697
Accrued expenses	1,492,497	3,163,154
Current portion of deferred revenue	—	10,014,377

Total current liabilities	1,492,497	15,854,228

Deferred rent	—	8,618,489
Long-term deferred revenue	—	10,767,414

Total liabilities	1,492,497	35,240,131

Stockholders’ equity:
Series A convertible preferred units, no par value. Authorized, 5,000,000 units; issued and outstanding, 5,000,000 units at December 31, 2013	10,000,000	—

Common units, no par value. Authorized, 35,000,000 units; issued and outstanding, 30,870,000 units at December 31, 2013	50,646,585	—

Series A convertible preferred stock, $0.001 par value. Authorized, 5,000,000 shares; issued and outstanding, 5,000,000 shares at December 31, 2014. Aggregate liquidation preference $10,085,479 at December 31, 2014	—	10,000,000

Series B convertible preferred stock, $0.001 par value. Authorized, 45,186,334 shares; issued and outstanding, 45,186,334 shares at December 31, 2014. Aggregate liquidation preference $73,371,861 at December 31, 2014	—	72,437,203

Common stock, $0.001 par value. Authorized, 150,000,000 shares; issued and outstanding, 6,290,317 shares at December 31, 2014.	—	6,290

Additional paid-in capital	—	54,364,833
Accumulated deficit	(57,277,797)	(81,602,606)

Total stockholders’ equity	3,368,788	55,205,720

Total liabilities and stockholders’ equity	$4,861,285	$90,445,851